FIFTH AMENDMENT
TO THE CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of the 25th day of February, 2016, to the Custody Agreement dated as of September 12, 2012, as amended January 25, 2013, October 16, 2014, June 12, 2015 and August 25, 2015 (the "Agreement"), is entered into by and between FACTORSHARES TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the first paragraph of the Agreement and to delete Exhibit B, the listing of the funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The first paragraph of the Agreement is superseded and replaced in its entirety by the following:

THIS AGREEMENT is made and entered into as of September 12, 2012,  as amended, by and between FACTORSHARES TRUST, a Delaware statutory trust (the “Trust”), acting for and on behalf of each series as are currently authorized and issued by the Company or may be authorized and issued by the Company subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

Exhibit B, the list of the Funds, is hereby deleted in its entirety.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FACTORSHARES TRUST	U.S. BANK, N.A.

By: /s/ Samuel Masucci, III	By: /s/ Michael R. McVoy
Name: Samuel Masucci, III	Name: Michael R. McVoy
Title: President	Title: Senior Vice President